THIRD AMENDMENT TO CREDIT AGREEMENT

           THIRD AMENDMENT TO CREDIT AGREEMENT, dated as of February 28, 1995 (this "Amendment"), to the Revolving Credit, Factoring and Security Agreement, dated as of September 20, 1993, as amended by letter agreement Re: Amendment to Credit Agreement with respect to the Mississippi Property, dated June 14, 1994 (the "First Amendment") and by letter agreement Re: Amendment to Credit Agreement with respect to Additional Guarantors, dated August 24, 1994 (the "Second Amendment") (as so amended, and as further amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), between THE CIT GROUP/COMMERCIAL SERVICES, INC. ("Lender") and SALANT CORPORATION ("Borrower").

                      W I T N E S S E T H :

            WHEREAS, Lender and Borrower are parties to the Credit Agreement;

            WHEREAS, Borrower has requested Lender to amend the Credit Agreement to increase the Maximum Credit and the Revolving
Loan Limit as defined therein and extend the Renewal Date as defined therein; and

            WHEREAS, Lender is willing to make such amendments to the Credit Agreement upon the terms and subject to the conditions set forth in this Amendment;

            NOW, THEREFORE, ln consideration of the premises, the parties hereto hereby agree, effective as of the Effective Date, as defined below, as follows:

            1. Defined Terms. Initially capitalized terms used and not otherwise defined herein shall have their respective meanings as defined in the Credit Agreement.

            2. Amendment of Section 1.8. The entire text of
Section 1.8 of the Credit Agreement beginning with the phrase
"Average Maturity Date" is deleted in its entirety and the phrase
"Intentionally Deleted" is substituted therefor.

            3. Amendment of Section 1.35. Section 1.35 of the
Credit Agreement is amended ln its entirety to read as follows:

               "1.35 'Factored Accounts' shall mean Accounts of all
     divisions of Borrower currently factored by Lender, including, but not limited to, Borrower's Perry Ellis division, Salant Accessories division, Vera Scarves division, Made in the Shade/West Dallas division, and Fashion Shirt Group division, but excluding all such Accounts (i) of Borrower's Manhattan Factory Outlet Stores division, (ii) arising from sales to any Subsidiary, division or Affiliate of Borrower (other than an Apollo Affiliate), or (iii) which Borrower ceases to factor with Lender pursuant to the terms of this Agreement."

            4. Amendment of Section 1.47. Section l.47 of the
Credit Agreement is amended in its entirety to read as follows:

                "1.47 'Interest Rate' shall mean a rate of one percent (1%) per annum in excess of the Prime Rate (as defined herein) or, upon and after declaration by Lender of any Event of Default (so long as such Event of Default is continuing and unwaived) or upon termination or non-renewal hereof, a rate of two percent (2%) per annum in excess of the Prime Rate."

           5. Amendment of Section 1.58. The entire text of
Section 1.58 of the Credit Agreement beginning with the phrase
"Net Proceeds" is deleted in its entirety and the phrase
"Intentionally Deleted" is substituted therefor.

            6. Amendment of Section 1.74. Section l.74 of the
Credit Agreement is amended in its entirety to read as follows:

                "1.74 Revolving Loan Limit shall mean the dollar amount in effect from time to time under the Maximum
     Credit."

            7. Amendment of Section 3.1(a)(i). Section 3.1(a)(i) of the Credit Agreement is amended in its entirety to read as follows:

               "(i) Eighty-five percent (85%) of the amount of Net Sales in respect of Factored Accounts prior to the collection thereof, plus"

               8.  Amendment of Section 3.1(a)(iii). Section
3.1(a)(iii) of the Credit Agreement is amended in its entirety to read as follows:

                    "(iii) Fifty percent (50%) of the value of Eligible Inventory, provided, however, that solely for, and at all times during the months of March, April, May and June of 1995, such advance rate shall be sixty percent (60%) of the value of Eligible Inventory"




               9. Amendment of Section 3.1(c). Section 3.1(c) of the Credit Agreement is amended in its entirety to read as follows:

                    "(c) Notwithstanding anything to the contrary contained herein or in any of the other Financing
Agreements, except in Lender's discretion, the aggregate unpaid principal amount of Revolving Loans outstanding at any time based on the value of all Eligible Inventory shall not exceed $60,000,000 (the "Inventory Sublimit"), provided, however, that solely for, and at all times during the months of March, April, May and June of 1995, the Inventory Sublimit may equal but shall not exceed $70,000,000. On or before July 10, 1995, Borrower shall pay in full to Lender that portion of the Revolving Loans which is equal to the difference (such amount, the "Inventory Overadvance") between: (i) the aggregate amount of Revolving Loans then outstanding with respect to Eligible Inventory, and
(ii) the lesser of: (A) the maximum amount of Revolving Loans with respect to Eligible Inventory to which Borrower is entitled on July 1, 1995, based on an advance rate of fifty percent (50%) of the value of Eligible Inventory, and (B) the Inventory Sublimit as in effect on July 1, 1995. Borrower's failure to pay the Inventory Overadvance in full on or before July 10, 1995, shall constitute an Event of Default under Section 8.1(a) of this Agreement."

            10. Amendment of Section 3.3. Section 3.3 of the
Credit Agreement is amended in its entirety to read as follows:

               "3.3 Maximum Credit

            The aggregate principal amount of the Revolving Loans and Letter of Credit Accommodations at any time outstanding
(the "Maximum Credit") shall not exceed $120,000,000, provided, however, that solely for, and at all times during the months of March, April, May, June, July, August and September of 1995, such outstanding amount shall not exceed the amount set forth below opposite each such month, and provided further, however, that during the first twenty (20) days of each month, the Maximum Credit may equal but shall not exceed the higher of (i) the Maximum Credit on the last day of the immediately preceding month or (ii) the amount set forth below opposite such month:



                      Month                     Amount

                    March                     $132,000,000
                    April                     $135,000,000
                    May                       $130,000,000
                    June                      $130,000,000
                    July                      $130,000,000
                    August                    $132,000,000
                    September                 $128,000,000

     Notwithstanding anything to the contrary contained herein, the Maximum Credit as of October 21, 1995 and thereafter shall not exceed $120,000,000."

            11. Amendment of Section 3.6(d). (a) The last sentence of Section 3.6 (d) of the Credit Agreement is deleted and the following is substituted therefor:

          "Net Sales factored with Lender each month shall be posted to Borrower's account as of the date Lender receives confirmatory assignment schedules. All checks and other amounts received by Lender in respect of Factored Accounts in the form of remittances which are not immediately available will be credited to Borrower's account three (3) business days after such remittances have been received."

            (b) The following shall be added at the end of
Section 3.6 (d) of the Credit Agreement as amended by clause (a) of this paragraph 11:

         "The Net Sale amount of any Factored Account shipped at Lender's Credit Risk, which remains unpaid due solely to Credit Risk, will be credited to Borrower's account:

          (i) as of the date of the Factored Account's longest maturity, if such customer: makes an assignment for the benefit of creditors; files or has filed against it a petition under any bankruptcy or insolvency act; calls a meeting of its creditors; institutes any proceeding to compromise or adjust its debts; or if any proceeding is instituted by or against such customer for relief under any state or federal bankruptcy or insolvency law; or if a receiver or trustee is appointed for the customer; or



              (ii) if requested by Borrower and if agreed to by Lender in the exercise of its discretion, as of the 90th day following the Factored Account's maturity date, if such Factored Account remains unpaid as of said date without the happening of any of the events specified in clause (i) hereinabove.

     Should it subsequently be determined that any such Factored Account credited to Borrower's account pursuant to this Section 3.6(d) remained unpaid due to any reason other than Credit Risk, Lender shall have the right to reverse the credit, and debit Borrower's account accordingly."

           12. Amendment of Section 3.6(i). The entire text of
Section 3.6(i) of the Credit Agreement is deleted in its entirety and the phrase "Intentionally Deleted" is substituted therefor.

           13. Amendment of Section 3.6(k). The first sentence of Section 3.6(k) of the Credit Agreement is amended in its entirety to read as follows:

               "After the Renewal Date, Borrower shall have the right to cease factoring the Accounts of any of its divisions or other operating units upon not less than sixty (60) days prior written notice to Lender, provided, however, that all Accounts shall at all times constitute security for all Obligations."

           14. Amendment of Section 7.18. Section 7.18 of the
Credit Agreement is amended in its entirety to read as follows:

          "7.18 Working Capital

            Borrower shall not at the end of any fiscal month permit its consolidated working capital to be less than $8O,OOO,OOO during the period from the Consummation Date through the day before the last day of its 1993 fiscal year, $85,000,000 from the last day of its 1993 fiscal year through the day before the last day of its 1995 fiscal year, and $95,000,000 thereafter."








                15. Amendment of Section 7.19. Section 7.19 of the Credit Agreement is amended in its entirety to read as follows:

          "7.19 Stockholders' Equity

            Borrower shall not permit its consolidated stockholders' equity to be less than $55,000,000 during the period from the Consummation Date through the day before the last day of its 1993 fiscal year, $60,000,000 through the period from the last day of its 1993 fiscal year through the day before the last day of its 1994 fiscal year, $65,000,000 through the period from the last day of its 1994 fiscal year through the day before the last day of its 1995 fiscal year, and $75,000,000 thereafter."

            16. Amendment of Section 7.20. Section 7.20 of the
Credit Agreement is amended in its entirety to read as follows:

          "7.20 Total Liabilities to Stockholders' Equity Ratio

           Borrower shall not permit the ratio of the aggregate amount of its consolidated total liabilities to the aggregate amount of its consolidated stockholders' equity to exceed 3.25:1.00 at the end of its 1993 fiscal year and 3.00:1.00 at the end of each fiscal year thereafter."

           17. Amendment of Section 7.21. Section 7.21 of the
Credit Agreement is amended ln its entirety to read as follows:

          "7.21 Fixed Charge Coverage Ratio

                Borrower shall not permit the ratio of (a) the sum of (i) the consolidated net income (including royalty income) from continuing operations (excluding any unusual or non-recurring items of income or expense) before interest and taxes of Borrower and its Subsidiaries during any computation period and (ii) the consolidated depreciation and amortization expenses of Borrower and its Subsidiaries for such computation period to (b) the sum of (I) the consolidated interest expense (including all imputed interest on capital lease obligations) of Borrower and its Subsidiaries and (II) the aggregate amount of all scheduled repayments of Indebtedness (other than the Obligations) by Borrower and its Subsidiaries during the computation period, to be less than 1.5:1.0 for its 1993, 1994 and 1995 fiscal years, and 2.0:1.0 for each fiscal year thereafter."



                   18. Amendment of Section 7.22. The following shall be added at the end of Section 7.22 of the Credit
Agreement:

               "Notwithstanding anything to the contrary contained herein, any write-off for goodwill in the Borrower's
1994 fiscal year shall not be included for purposes of calculating net loss under this Section 7.22."

            19. Amendment of Section 10.1(a). Section 10.1(a) of the Credit Agreement is amended in its entirety to read as follows:

          "10.1 Term

                (a) This Agreement and the other Financing
    Agreements shall become effective as of the date hereof and shall continue in full force and effect for a term ending on September 30, 1996 (the "Renewal Date") and from year to year thereafter, unless sooner terminated pursuant to the terms hereof."

            20. Representations and Warranties. Borrower hereby represents and warrants to Lender that the representations and warranties set forth in Section 6 of the Credit Agreement are true on and as of the date hereof as if made on and as of the date hereof after giving effect to this Amendment, except to the extent any such representation or warranty expressly relates to a prior date, and breach of any of the representations and warranties made in this paragraph shall constitute an Event of Default under Section 8.1(b) or 8.1(c) of the Credit Agreement, as applicable. Borrower further represents and warrants that, after giving effect to this Amendment, no Event of Default or event which, with the lapse of time or the giving of notice or both, would become an Event of Default has occurred and is continuing.

            21. Effectiveness. This Amendment shall become effective on the date (the "Effective Date") Lender shall have received each of the following:

         a. Counterparts of this Amendment, duly executed and delivered by Borrower and Lender.

         b. A copy of resolutions, in form and substance satisfactory to Lender, of the Board of Directors of Borrower authorizing the execution, delivery and performance of this Amendment and the borrowings contemplated hereunder, certified by the Secretary or Assistant Secretary of Borrower as of the date hereof, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded, shall certify the names and true signatures of Borrower's officers authorized to execute this Amendment and any other documents to be delivered by Borrower hereunder and further certify that the Amended and Restated Certificate of Incorporation has not been altered since September 20, 1993 and that attached to such certificate is a complete and correct copy of the by- laws of Borrower as in effect on the date hereof.

        c. A duly executed copy of the Consent of Guarantors substantially in the form of Exhibit A hereto.

        d. Certificates of good standing from the Secretaries of State of the Borrower's State of Incorporation, Alabama,
Arkansas, Georgia, Michigan, New York, South Carolina, Tennessee and Texas, each such certificate to be dated a date not more than thirty (30) days prior to the date hereof.

        e.     An opinion of in-house counsel to Borrower, in
form                 and substance satisfactory to Lender and its
counsel, as to the due authorization, execution, delivery and enforceability of this Amendment and such other matters, as Lender may reasonably request.

         f. Such other documents as Lender may reasonably request.

           22. Continuing Effect of Credit Agreement. This Amendment shall not constitute a waiver or amendment of any provision of the Credit Agreement not expressly referred to herein and shall not be construed as a consent to any further or future action on the part of Borrower that would require consent of Lender. Except as expressly amended, the provisions of the Credit Agreement are and shall remain in full force and effect.

            23. Counterparts. This Amendment may be executed in counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.








            24. Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the state of New York.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered in New York, New
York by their proper and duly authorized officers as of the day and year first above written,




                                  THE CIT CROUP/COMMERCIAL
                                    SERVICES, INC.

                                   By:/s/Richard Romer

                                   Title:Executive Vice-President


                                   SALANT CORPORATION

                                   By:/s/ Nicholas P. DiPaolo

                                   Title: Chairman, President
                                   and Chief Executive Officer
























     EXHIBIT A

     CONSENT OF GUARANTORS


           Each of the undersigned, Clantexport, Inc., Denton Mills, Inc., Frost Bros. Enterprises, Inc., SLT Sourcing, Inc. (formerly named, Sea Isle Sportswear, Inc.), Vera Licensing, Inc., Salant Canada Inc. and J.J. Farmer Clothing Inc., each a Guarantor under its respective Guarantee, each dated as of September 20, 1993 (individually, its "Guarantee"), made in favor of The CIT Group/Commercial Services, Inc. ("Lender"), pursuant to the Credit Agreement as defined in the Third Amendment to Credit Agreement, dated as of February 28, 1995 between Lender and Salant Corporation (the "Amendment"), to which this Consent is attached, hereby consents to the Amendment and the matters contemplated thereby, and hereby confirms and agrees that its Guarantee is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that, on and after the effective date of the Amendment, each reference in its Guarantee to "the Credit Agreement" "thereunder", "thereof" or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by the Amendment.

           IN WITNESS WHEREOF, each of the undersigned has caused this Consent of Guarantors to be duly executed and delivered by its authorized officer this 28 day of February, 1995.

CLANTEXPORT, INC.          FROST BROS. ENTERPRISES, INC.

By:________________        By:___________________

Title:_____________        Title:________________

DENTON MILLS, INC.         SLT SOURCING, INC.

By:________________        By:___________________

Title:_____________        Title:________________

VERA LICENSING, INC.       SALANT CANADA INC.

By:________________        By:___________________

Title:_____________        Title:________________


                           J.J. FARMER CLOTHING INC.

                           By:___________________

                           Title:________________